UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Labrecque, Richard J.
   ITT Fluid Technology Corporation
   10 Mountainview Road
   Upper Saddle River, NJ  07458
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   IIN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/04/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock  (1)          |01/13/|A   |V|2,577             |A  |(1)        |2,577              |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock (ISP)  (2)    |      |    | |                  |   |           |14,405             |I     |In Trust                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock (Right to|$39.56  |01/04|A   |V|32,000     |A  |(3)  |01/06|Common Stock|32,000 |       |32,000      |D  |            |
 Buy)  (3)            |        |/99  |    | |           |   |     |/09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Shares awarded under the ITT Industries 1997 Long-Term Incentive
Plan.
(2) Shares held under the ITT Industries Investment and Savings Plan reflecting accumulations through 01/31/99.
(3) Options awarded under Rule 16b-3 Plan exercisable the earlier of 01/04/08 or after NYSE closing price remains at least $49.45 for 10 consecutive trading days.
SIGNATURE OF REPORTING PERSON
RICHARD J. LABRECQUE
DATE
02/04/99